                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                              --------------------

                                 SCHEDULE 13G
                                (Rule 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
             PURSUANT TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (AMENDMENT NO.____ )(1)

                                   Aware, Inc.
              -----------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 par value per share
              -----------------------------------------------------
                         (Title of Class of Securities)

                                   05453N-10-0
              -----------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
              -----------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]      Rule 13d-1(b)

:        Rule 13d-1(c)

         Rule 13d-1(d)

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(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 05453N-10-0                   13G                    Page 2 of 6 Pages
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1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     JOHN SPRINGS STAFFORD, III
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
     (a) [ ]
     (b) [ ]

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3    SEC USE ONLY

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4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
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 NUMBER OF        5        SOLE VOTING POWER
   SHARES                  1,748,782
BENEFICIALLY      --------------------------------------------------------------
 OWNED BY         6        SHARED VOTING POWER
   EACH                    0
 REPORTING        --------------------------------------------------------------
PERSON WITH       7        SOLE DISPOSITIVE POWER
                           1,748,782
                  --------------------------------------------------------------
                  8        SHARED DISPOSITIVE POWER
                           0
                  --------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,748,782
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

     CERTAIN SHARES*       [ ]

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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.7%
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12   TYPE OF REPORTING PERSON *

     BD
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                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).                 NAME OF ISSUER:

                           Aware, Inc.

ITEM 1(b).                 ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           40 Middlesex Turnpike
                           Bedford, MA   01730

ITEM 2(a).                 NAME OF PERSON FILING:

                           John Springs Stafford, III

ITEM 2(b).                 ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                           RESIDENCE:

                           230 S. LaSalle Street, Suite 688
                           Chicago, IL 60604-1408

ITEM 2(c).                 CITIZENSHIP:

                           U.S.A.

ITEM 2(d).                 TITLE OF CLASS OF SECURITIES:

                           Common Stock, $0.01 par value per share

ITEM 2(e).                 CUSIP NUMBER:

                           05453N-10-0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a)  [X] Broker or dealer registered under Section 15 of the Exchange
                  Act.

         (b)  [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Exchange Act.

         (d) [ ] An investment company registered under Section 8 of the Investment Company Act.

         (e)  [ ] An investment adviser in accordance with Rule 13d-1(b)(1) (ii)
                  (E).

         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

         (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

         (j)  [ ] Group, in accordance with Rule 13d-1(b)(l)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box.[ ]

ITEM 4.  OWNERSHIP.

         (a)      Amount beneficially owned: 1,748,782 shares

         (b)      Percent of class: 7.7%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote
                           1,748,782

                  (ii)     Shared power to vote or to direct the vote
                           0

                  (iii) Sole power to dispose or to direct the disposition of 1,748,782

                  (iv)     Shared power to dispose or to direct the disposition
                           of  0

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                           Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                  GROUP.

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable

ITEM 10.          CERTIFICATIONS.

                  Not applicable

                                    SIGNATURE

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                                  February 14, 2003
                                                  ----------------------------
                                                  (Date)

                                                  /s/ John Springs Stafford, III
                                                    ----------------------------
                                                  (Signature)

                                                  John Springs Stafford, III
                                                   ----------------------------
                                                  (Name/Title)